EXHIBIT 99.0

FOR IMMEDIATE RELEASE	Media Contact:	Jules Andres Mattel, Inc. 310-252-3529 Jules.Andres@mattel.com

MATTEL ELECTS VASANT M. PRABHU TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., July 9, 2007 — Mattel, Inc. [NYSE:MAT] today announced the election of Vasant M. Prabhu, executive vice president and chief financial officer for Starwood Hotels & Resorts Worldwide Inc., as a new member of the Mattel Board of Directors, effective Sept. 1, 2007. This election will increase the number of Mattel Board members from 11 to 12.

“Vasant’s leadership in corporate finance and management affords him a diverse range of business experiences, including his tenure working in international markets, which will translate well to Board-level decisions at Mattel,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We look forward to welcoming him to the team and having the benefit of his wisdom and guidance.”

Responsible for the accounting, tax, treasury, strategic planning, corporate development, risk management, investor relations and technology functions of Starwood, Prabhu is a seasoned, established business leader with more than 20 years of experience in corporate finance and management. Prior to joining Starwood in January 2004, he served as executive vice president and chief financial officer for Safeway Inc., one of North America’s largest food retailers. Prabhu’s background also includes various senior executive positions, including president of information and media group for The McGraw Hill Companies, and senior vice president of finance and chief financial officer for Pepsi Cola International, where he was responsible for the company’s franchise and owned operations in more than 100 countries. Prabhu holds an M.B.A. in Marketing and Finance from the University of Chicago and a B.S. in Engineering from the Indian Institute of Technology in Bombay, India.

About Starwood Hotels & Resort Worldwide Inc. Corporation

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 870 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Meridien® and the recently announced Aloft(SM) and Element(SM) Hotels. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing practices, Mattel marks a 10-year milestone in 2007 for its ever-evolving Global Manufacturing Principles and focus on sustainable business practices. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands today and tomorrow.

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